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The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective shelf registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MARCH 5, 2015

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-202508

Prospectus Supplement
(To Prospectus dated March 5, 2015)

$

Abbott Laboratories
$                    % Notes due 2020
$                    % Notes due 2022
$                    % Notes due 2025

        We are offering $            aggregate principal amount of        % Notes due 2020 (the "2020 Notes"), $            aggregate principal amount of        % Notes due 2022 (the "2022 Notes") and $            aggregate principal amount of        % Notes due 2025 (the "2025 Notes" and, together with the 2020 Notes and the 2022 Notes, the "notes"). Interest on the notes will be paid semi-annually in arrears on            and            of each year, beginning on                        , 2015. The 2020 Notes will mature on                        , 2020, the 2022 Notes will mature on                        , 2022 and the 2025 Notes will mature on                        , 2025. We may redeem some or all of the notes of each series at any time and from time to time at our option. The redemption prices are discussed under the heading "Description of Notes—Redemption of the Notes."

        The notes will be our general unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding.

        Investing in the notes involves risks. See "Risk Factors" beginning on page S-3 of this prospectus supplement.

	Price to Public(1)	Underwriting Discounts	Proceeds, Before Expenses, to Us(1)

Per 2020 Note	%	%	%
Total	$	$	$

Per 2022 Note	%	%	%
Total	$	$	$

Per 2025 Note	%	%	%
Total	$	$	$

(1)
Plus accrued interest from                        , 2015, if settlement occurs after that date.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The notes will not be listed on any national securities exchange. Currently, there are no public markets for the notes.

        The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., against payment in New York, New York on or about                        , 2015.

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	J.P. Morgan	Morgan Stanley
(All Notes)	(All Notes)	(All Notes)	(All Notes)

BNP PARIBAS	Deutsche Bank Securities	SOCIETE GENERALE
(2020 Notes)	(2025 Notes)	(2022 Notes)

The date of this prospectus supplement is                        , 2015.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under "Where You Can Find More Information" in the accompanying prospectus.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations, and prospects may have changed since those dates.

        References to "Abbott," "we," "us," and "our" in this prospectus supplement and the accompanying prospectus are to Abbott Laboratories, or Abbott Laboratories and its consolidated subsidiaries, as the context requires.

ABBOTT LABORATORIES

        Abbott Laboratories is an Illinois corporation, incorporated in 1900. Abbott's principal business is the discovery, development, manufacture and sale of a broad and diversified line of health care products. Abbott's products are generally sold directly to retailers, wholesalers, hospitals, health care facilities, laboratories, physicians' offices and government agencies throughout the world.

        Abbott has four reportable segments: Established Pharmaceutical Products, Diagnostic Products, Nutritional Products, and Vascular Products.

        Prior to January 1, 2013, Abbott had five reportable segments, which included Proprietary Pharmaceutical Products. On January 1, 2013, Abbott completed the separation of its research-based proprietary pharmaceuticals business through the distribution of the issued and outstanding common stock of AbbVie Inc. ("AbbVie") to Abbott's shareholders. AbbVie was formed to hold Abbott's research-based proprietary pharmaceuticals business and, as a result of the distribution, became an independent public company trading under the symbol "ABBV" on the New York Stock Exchange.

        On September 26, 2014, Abbott completed its acquisition of approximately 99.9% of the ordinary shares of CFR Pharmaceuticals, S.A., a Latin American pharmaceutical company, for approximately $2.9 billion, in cash.

        On February 27, 2015, Abbott completed the sale of its developed markets branded generics pharmaceuticals business, which was previously included in the Established Pharmaceutical Products segment, to Mylan Inc. for 110 million shares of Mylan N.V., a newly formed entity that combined Mylan's existing business with Abbott's developed markets branded generics pharmaceuticals business. Abbott retained the branded generics pharmaceuticals business and products of its Established Pharmaceutical Products segment in emerging markets.

        Established Pharmaceutical Products—International sales of a broad line of branded generic pharmaceutical products.

        Diagnostic Products—Worldwide sales of diagnostic systems and tests for blood banks, hospitals, commercial laboratories and alternate-care testing sites. For segment reporting purposes, the Core Laboratories Diagnostics, Molecular Diagnostics, Point of Care and Ibis Diagnostics divisions are aggregated and reported as the Diagnostic Products segment.

        Nutritional Products—Worldwide sales of a broad line of adult and pediatric nutritional products.

        Vascular Products—Worldwide sales of coronary, endovascular, structural heart, vessel closure and other medical device products.

        Abbott's non-reportable segments include the Diabetes Care and Medical Optics segments.

        Abbott purchases, in the ordinary course of business, raw materials and supplies essential to Abbott's operations from numerous suppliers in the United States and abroad.

        Abbott's corporate offices are located at 100 Abbott Park Road, Abbott Park, Illinois 60064-6400, and the telephone number is (224) 667-6100.

        Abbott also maintains an Internet site at www.abbott.com. Abbott's website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

RISK FACTORS

        Before you decide to invest in the notes, you should consider the risk factors set forth below as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2014 and our other filings with the Securities and Exchange Commission, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus.

A public trading market for the notes may not develop.

        We have not applied and do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. As a result, markets for the notes may not develop or, if any do develop, they may not be sustained. If active markets for the notes fail to develop or cannot be sustained, the trading prices and liquidity of the notes could be adversely affected.

The market prices of the notes may be volatile.

        The market prices of the notes will depend on many factors that may vary over time and some of which are beyond our control, including:

  •
  our financial performance;

  •
  the amount of indebtedness we and our subsidiaries have outstanding;

  •
  market interest rates;

  •
  the market for similar securities;

  •
  competition; and

  •
  general economic conditions.

        As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

An increase in interest rates could result in a decrease in the relative value of the notes.

        In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase these notes and market interest rates increase, the market values of your notes may decline. We cannot predict the future level of market interest rates.

Ratings of each series of notes may not reflect all risks of an investment in the notes.

        We expect that the notes will be rated by at least one nationally recognized statistical rating organization. The ratings of the notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell, or hold the notes. These ratings do not correspond to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety.

The notes do not restrict our ability to incur additional debt or prohibit us from taking other action that could negatively impact holders of the notes.

        We are not restricted under the terms of the indenture governing the notes or the notes from incurring additional indebtedness. The terms of the indenture limit our ability to secure additional debt without also securing the notes and to enter into sale and leaseback transactions. However, these limitations are subject to numerous exceptions. See "Description of Debt Securities—Certain Covenants

of the Company" in the accompanying prospectus. In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt, or take a number of other actions that are not limited by the terms of the indenture and the notes, including repurchasing indebtedness or common shares or preferred shares, if any, or paying dividends, could have the effect of diminishing our ability to make payments on the notes when due.

Neither we nor any of our subsidiaries have any property that has been determined to be a principal domestic property under the indenture.

        The indenture governing the notes includes covenants that, among other things, limit our ability and the ability of our subsidiaries to create or permit to exist mortgages on and other liens and enters into sale and leaseback transactions with respect to principal domestic properties. However, as of December 31, 2014, neither we, nor any of our subsidiaries have any property that constitutes a principal domestic property under the indenture.

Our board of directors has broad discretion to determine that a property is not a principal domestic property and therefore is not subject to certain covenants in the indenture.

        The indenture governing the notes includes covenants that, among other things, limit our ability and the ability of our subsidiaries to create or permit to exist mortgages on and other liens and enters into sale and leaseback transactions with respect to principal domestic properties. The indenture provides that a principal domestic property means any building, structure or other facility, together with the land on which it is erected and fixtures comprising a part of it, used primarily for manufacturing, processing, research, warehousing or distribution and located in the United States, excluding its territories, possessions and Puerto Rico, owned or leased by us or any of our domestic subsidiaries and having a net book value which, on the date the determination as to whether a property is a principal domestic property is being made, is in excess of 2% of the consolidated net assets of us, other than any such building, structure or other facility or a portion thereof which is an air or water pollution control facility financed by state or local governmental obligations, or which our chairman of the board, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer, treasurer, or assistant treasurer determine in good faith, at any time on or prior to such date, is not of material importance to the total business conducted or assets owned by us and our subsidiaries as an entirety. Although it has not yet done so, under the terms of the indenture, our chairman of the board or any of our executive officers may determine from time to time after the issuance of the notes that a property is not a principal domestic property and therefore such property is not subject to the covenants in the indenture.

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

        Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors beyond our control.

The notes will be unsecured and effectively subordinated to our secured debt because, in certain circumstances, the holders of secured debt will be entitled to proceed against the collateral securing such debt and only the proceeds of such collateral in excess of the secured debt will be available for payment of the unsecured debt, including the notes.

        The notes will be unsecured. As of December 31, 2014, we did not have any significant secured debt outstanding. The holders of any secured debt that we may have may foreclose on our assets securing our debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt. The holders of any secured debt that we may have also would have priority over unsecured creditors in the event of our liquidation. In the event of our bankruptcy, liquidation, or similar proceeding, the holders of secured debt that we may have would be entitled to proceed against their collateral, and that collateral will not be available for payment of unsecured debt, including the notes. As a result, the notes will be effectively subordinated to any secured debt that we may have.

The notes are effectively subordinated to the liabilities of our subsidiaries, which may reduce our ability to use the assets of our subsidiaries to make payments on the notes.

        The notes are not guaranteed by our subsidiaries and therefore the notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. In the event of a bankruptcy, liquidation, or similar proceeding of a subsidiary, following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets to make payments to us. As of December 31, 2014, our subsidiaries had approximately $139 million of outstanding indebtedness (excluding intercompany debt and liabilities and accounts payable incurred in the ordinary course of business).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus and the documents incorporated by reference contain forward-looking statements that are based on management's current expectations, estimates, and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "forecasts," variations of these words, and similar expressions are intended to identify these forward-looking statements. Certain factors, including but not limited to those identified under the heading "Risk Factors" in this prospectus supplement, as well as those in Item 1A, "Risk Factors" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2014 and our other filings with the Securities and Exchange Commission, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, may cause actual results to differ materially from current expectations, estimates, projections, forecasts and from past results, which could have a material and adverse effect on our business, results of operations and financial condition. No assurance can be made that any expectation, estimate, or projection contained in a forward-looking statement will be achieved or will not be affected by the factors cited above or other future events. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments, except as required by law.

USE OF PROCEEDS

        We estimate the net proceeds to us from the sale of the notes will be approximately $            , after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the notes for general corporate purposes. Pending any specific application, the net proceeds from the offering may be invested in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Fiscal Year Ended December 31,
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	11.1	9.2	0.5	2.5	1.6

        For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings from continuing operations have been calculated by adjusting earnings from continuing operations for taxes on earnings from continuing operations; interest expense; amortization of capitalized interest, net of capitalized interest; noncontrolling interest; and the portion of rentals representative of the interest factor, (ii) Abbott considers one-third of rental expense to be the amount representing return on capital and (iii) fixed charges comprise total interest expense, including capitalized interest and such portion of rentals.

CAPITALIZATION

        The following table sets forth, as of December 31, 2014, Abbott's consolidated capitalization (i) on an actual basis and (ii) on a pro forma basis to give effect to the issuance of the notes. See "Use of Proceeds." You should read the table together with our consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Actual	Pro Forma
	(In Millions)
Long-Term Debt:
5.125% Notes due 2019	$947		$947
4.125% Notes due 2020	597		597
6.150% Notes due 2037	547		547
6.000% Notes due 2039	515		515
5.300% Notes due 2040	694		694
Other, including fair market value adjustments relating to interest rate hedge contracts designated as fair value hedges	163		163
% Notes due 2020	—
% Notes due 2022	—
% Notes due 2025	—

Total long-term debt, including current portion	3,463
Total shareholders' investment	21,639		21,639

Total capitalization	$25,102	$

DESCRIPTION OF NOTES

        The following summary of the particular terms of the notes offered by this prospectus supplement supplements and, to the extent inconsistent with the accompanying prospectus, replaces the description of the general terms and provisions of the securities contained in the accompanying prospectus, to which description reference is made by this prospectus supplement. The statements in this prospectus supplement concerning the notes and the indenture (as defined below) do not purport to be complete. All such statements are qualified in their entirety by reference to the accompanying prospectus and the provisions of the indenture, the form of which has been filed with the Securities and Exchange Commission.

        Abbott will issue the notes under an indenture, to be dated as of                    , 2015 (the "indenture"), between Abbott and U.S. Bank National Association, as trustee (the "trustee"). For a description of the rights attaching to different series of debt securities under the indenture, see "Description of Debt Securities" in the accompanying prospectus.

Title

                    % Notes due 2020.

                    % Notes due 2022.

                    % Notes due 2025.

Total Initial Principal Amount of Notes

        The 2020 Notes: $                .

        The 2022 Notes: $                .

        The 2025 Notes: $                .

        Abbott may from time to time, without notice to or the consent of the holders of the notes, issue additional series of securities under the indenture or additional notes of a series of notes. These additional notes may be consolidated and form a single series with an existing series of the notes and have the same terms as to status, redemption or otherwise as such series of notes (except for the issue date and the public offering price), provided, however, that if such additional notes are not fungible with the notes of the applicable series for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. For purposes of this description, any reference to notes of a series shall include any notes of the same series issued after the closing of this offering.

Maturity of Notes

        The 2020 Notes will mature on                .

        The 2022 Notes will mature on                .

        The 2025 Notes will mature on                .

Interest Rate on Notes

        The interest rate on the 2020 Notes is      % per year, computed on the basis of a 360-day year of twelve 30-day months.

        The interest rate on the 2022 Notes is      % per year, computed on the basis of a 360-day year of twelve 30-day months.

        The interest rate on the 2025 Notes is      % per year, computed on the basis of a 360-day year of twelve 30-day months.

Date Interest Begins to Accrue on Notes

        Interest will begin to accrue on the 2020 Notes on                    , 2015.

        Interest will begin to accrue on the 2022 Notes on                    , 2015.

        Interest will begin to accrue on the 2025 Notes on                    , 2015.

Interest Payment Dates

        Abbott will pay interest on the notes semi-annually on each            and            (each, an "interest payment date"). Interest payable on each interest payment date will include interest accrued from                    , 2015 or from the most recent interest payment date to which interest has been paid or duly provided for.

First Interest Payment Date

                            , 2015.

Regular Record Dates for Interest

        Abbott will pay interest payable on any interest payment date to the person in whose name a note (or any predecessor note) is registered at the close of business on            or            , as the case may be, next preceding such interest payment date.

Paying Agent

        The trustee will initially be the securities registrar and paying agent. Abbott may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.

Redemption of the Notes

        Abbott may redeem each series of the notes, at any time in whole or from time to time in part, at a redemption price equal to:

  •
  the greater of:

  (1)
  100% of the principal amount of the notes being redeemed, or

  (2)
  the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Yield plus        basis points, in the case of the 2020 Notes,         basis points, in the case of the 2022 Notes, and        basis points, in the case of the 2025 Notes.

  •
  plus, in either case, accrued and unpaid interest, if any, to the redemption date on the principal amount of the notes being redeemed.

        Notwithstanding the foregoing, if the 2025 notes are redeemed on or after                    , 20    , the redemption price will be 100% of the principal amount of the 2025 notes to be redeemed plus accrued and unpaid interest, if any, to the redemption date on the principal amount of the 2025 notes being redeemed.

        "Treasury Yield" means, with respect to any notes being redeemed, the yield to maturity implied by (i) the yields reported as of the third business day prior to the redemption date, on (a) the Bloomberg Financial Markets News screen PX1 or the equivalent screen provided by Bloomberg Financial Markets News, or (b) if such on-line market data is not at that time provided by Bloomberg Financial Markets News, on the applicable pricing supplement opposite the caption "INVEST RATE" on Reuters on page USAUCTION10 or page USAUCTION11 (or any other page as may replace that page on that service), in any case for actively traded U.S. Treasury securities having a maturity equal to the remaining term of those notes as of the redemption date, or (ii) if such yields are not reported at that time or the yields reported as of that time are not ascertainable (including by way of interpolation), the Treasury constant maturities yields reported, for the latest day for which such yields have been so reported at that time, in (a) Federal Reserve Statistical Release H.15 (519) opposite the caption "U.S. government securities/Treasury bills/secondary market" (or any comparable successor publication) or (b) if not yet published at that time, H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such yield, opposite the caption "U.S. government securities/Treasury bills/secondary market," for actively traded U.S. Treasury securities having a constant maturity equal to the remaining term of those notes as of such redemption date. Such implied yield will be determined, if necessary, by (x) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (y) interpolating linearly between (1) the actively traded U.S. Treasury security with a maturity closest to and greater than the remaining term of those notes and (2) the actively traded U.S. Treasury security with a maturity closest to and less than the remaining term of those notes.

        If we exercise our right to redeem all or fewer than all of the notes, we will publish a notice in the manner described under the heading "Description of Debt Securities—Book-Entry Securities" in the accompanying prospectus. Each notice of redemption will specify the provisions of the notes under which the redemption is made, the date the notes will be redeemed, the place of payment and the estimated redemption price. If any note is to be redeemed in part only, the notice of redemption will state the portion of the principal amount of the note to be redeemed and will state that upon surrender of the note, a note or notes of the same series will be issued in principal amount equal to the unredeemed portion. If less than all of the notes are to be redeemed, the trustee will select the numbers of notes to be redeemed in part in any manner the trustee deems fair and appropriate. If we redeem only some of the notes, The Depository Trust Company's ("DTC") practice is to choose by lot the amount to be redeemed from the notes held by each of its participating institutions. DTC will give notice to these participants, and these participants will give notice to any "street name" holders of any beneficial interests in the notes according to arrangements among them. These notices may be subject to statutory or regulatory requirements.

        We will not be responsible for giving notice of redemption of the notes to anyone other than DTC. Owners of beneficial interests in a global note will receive notice as described under the heading "Description of Debt Securities—Book-Entry Securities" in the accompanying prospectus. If we deliver a notice of redemption in accordance with the indenture, the notes or portions of notes with respect to the notice will become due and payable on the date and at the place of payment stated in the notice at the applicable redemption price, together with interest, if any, accrued to the date fixed for redemption, and on and after such date (unless we are in default in the payment of the notes at the redemption price, together with interest, if any, accrued to such date) interest on the notes or portions of notes called for redemption will cease to accrue. Each series of the notes, if not the subject of any early optional redemption, will be redeemed at their maturity at their principal amount plus any accrued and unpaid interest.

Sinking Fund

        There is no sinking fund.

Defeasance

        The notes are subject to Abbott's ability to choose "legal defeasance" and "covenant defeasance" as described under the caption "Description of Debt Securities—Defeasance and Covenant Defeasance" in the accompanying prospectus.

Trading in DTC

        Indirect holders trading their beneficial interests in the global securities through DTC must trade in DTC's same-day funds settlement system and pay in immediately available funds.

Definitive Securities

        A permanent global security is exchangeable for definitive notes registered in the name of any person other than DTC or its nominee, only if:

  (a)
  DTC notifies Abbott that it is unwilling or unable to continue as depositary for the global securities or, if at any time, DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and Abbott does not appoint a successor within 90 days;

  (b)
  in Abbott's discretion at any time, Abbott determines not to have all of the notes represented by the global securities and notifies the trustee; or

  (c)
  an event of default, as described under the caption "Description of Debt Securities—Events of Default" in the accompanying prospectus, has occurred and is continuing with respect to the notes.

Same-Day Settlement and Payment

        The underwriters will make settlement for the notes in immediately available or same-day funds. So long as the notes are represented by the global securities, Abbott will make all payments of principal and interest in immediately available funds.

        Secondary trading in notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, so long as the notes issued in this offering are represented by the global securities registered in the name of DTC or its nominee, the notes will trade in DTC's Same-Day Funds Settlement System. DTC will require secondary market trading activity in the notes represented by the global securities to settle in immediately available or same-day funds. Abbott cannot give any assurances as to the effect, if any, of settlement in same-day funds on trading activity in the notes.

Global Securities

        The notes will be represented by one or more global securities registered in the name of the nominee of DTC. Abbott will only issue the notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Abbott will deposit the global securities with DTC or its custodian and will register the global securities in the name of DTC's nominee. See "Description of Debt Securities—Book-Entry Securities" in the accompanying prospectus. Indirect access to DTC's system is also available to other entities such as Clearstream Luxembourg, a société anonyme ("Clearstream Luxembourg") the Euroclear System ("Euroclear"), banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

        Clearstream Luxembourg.    Clearstream Luxembourg is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations

("Clearstream Luxembourg Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides Clearstream Luxembourg Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg Participant either directly or indirectly.

        Distributions with respect to notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures to the extent received by the U.S. Depositary for Clearstream Luxembourg.

        Euroclear.    Euroclear was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        The Euroclear Operator is regulated and examined by the Belgian Banking Commission. Distributions of principal and interest with respect to notes held through Euroclear or Clearstream Luxembourg will be credited to the cash accounts of Euroclear or Clearstream Luxembourg participants in accordance with the relevant system's rules and procedures, to the extent received by such system's depositary.

        Links have been established among DTC, Clearstream Luxembourg and Euroclear to facilitate the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading. DTC will be linked indirectly to Clearstream Luxembourg and Euroclear through the DTC accounts of their respective U.S. depositaries.

        The information in this section concerning the operations and procedures of DTC, Clearstream Luxembourg and Euroclear has been obtained from sources that Abbott believes to be reliable, but neither Abbott nor the underwriters take responsibility for their accuracy. These operations and procedures are solely within the control of DTC, Euroclear and Clearstream Luxembourg, as applicable, and are subject to change by them from time to time. None of Abbott, the underwriters or the trustee takes any responsibility for these operations and procedures, and you are urged to contact DTC, Euroclear, Clearstream Luxembourg or their respective participants to discuss these matters.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        This discussion is of a general nature and is included herein solely for information purposes. This summary is not intended to be, and should not be, construed to be legal or tax advice. No representation with respect to the consequences to any particular purchaser of the notes is made. Prospective purchasers should consult their own advisors with respect to their particular circumstances.

        The following is a summary of the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (each as defined below) relating to the purchase, ownership, and disposition of the notes. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury regulations promulgated thereunder, rulings, pronouncements, judicial decisions, and administrative interpretations of the Internal Revenue Service, all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial, or administrative action. We cannot assure you that the Internal Revenue Service will not challenge the conclusions stated below, and no ruling from the Internal Revenue Service has been (or will be) sought on any of the matters discussed below.

        The following discussion does not purport to be a complete analysis of all the potential U.S. federal income tax effects relating to the purchase, ownership, and disposition of the notes. Without limiting the generality of the foregoing, the discussion does not address the effect of any special rules applicable to certain types of holders, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, thrifts, regulated investment companies, tax-exempt entities, U.S. persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons who hold notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans, or investors in pass through entities, including partnerships and S corporations. In addition, this discussion is limited to holders who are the initial purchasers of the notes at their original issue price and hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, any foreign tax laws, or any tax treaties.

U.S. Holders

        The term "U.S. holder" means a beneficial owner of a note that is:

  •
  an individual who is a citizen of the United States or who is a resident alien of the United States for U.S. federal income tax purposes;

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  a corporation or other entity taxable for U.S. federal income tax purposes as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if a valid election is in effect under applicable Treasury regulations to be treated as a U.S. person.

  Taxation of interest

        All of the notes bear interest at a fixed-rate. Moreover, we do not expect to issue the notes, and the remainder of this disclosure assumes that the notes will not be issued, at a discount that will exceed a de minimis amount of original issue discount. Accordingly, interest on a note will generally be includable in income of a U.S. holder as ordinary income at the time the interest is received or accrued, in accordance with the holder's regular method of accounting for U.S. federal income tax purposes.

  Sale, exchange, or retirement of a note

        A U.S. holder will generally recognize capital gain or loss on a sale, exchange, redemption, retirement, or other taxable disposition of a note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received, except to the extent that the cash or other property received in respect of a note is attributable to accrued interest on the note, which amount, to the extent not previously included in income, will be taxable as ordinary income, and (ii) the holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will equal the cost of the note to such U.S. holder.

        Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale or exchange, the note has been held by the holder for more than one year; otherwise, the capital gain or loss will be short-term. Non-corporate U.S. holders may be subject to a lower federal income tax rate on their net long-term capital gains than that applicable to ordinary income. All U.S. holders are subject to certain limitations on the deductibility of their capital losses.

  Net Investment Income

        A tax of 3.8% is imposed on the "net investment income" of certain individuals, trusts and estates. Among other items, net investment income generally includes gross income from interest and net gain attributable to the disposition of certain property, less certain deductions. U.S. holders should consult their own tax advisors regarding the possible implications of this legislation in their particular circumstances.

  Information reporting and backup withholding

        U.S. holders of notes may be subject to information reporting and backup withholding (currently at a rate of 28%) on payments of interest, principal, gross proceeds from disposition of notes and redemption premium, if any. Backup withholding generally applies only if the U.S. holder:

  •
  fails to furnish its social security or other taxpayer identification number within a reasonable time after a request for such information;

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  furnishes an incorrect taxpayer identification number;

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  fails to report interest properly; or

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  fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is its correct number and that the U.S. holder is not subject to backup withholding.

        Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against such U.S. holder's U.S. federal income tax liability and may entitle such holder to a refund provided such holder furnishes the required information to the Internal Revenue Service in a timely manner. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. We cannot refund amounts once withheld.

        We will furnish annually to the Internal Revenue Service, and to record holders of the notes to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of backup withholding, if any, with respect to payments on the notes.

Non-U.S. Holders

        The following summary is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a note who is not classified as, or owns such note through, a partnership for U.S. federal income tax purposes and who is not a U.S. holder (a "non-U.S. holder"). In the case of a non-U.S. holder who is an individual, the following summary assumes that this individual was not formerly a United States citizen and was not formerly a resident of the United States for U.S. federal income tax purposes.

  Taxation of interest

        Subject to the summaries of backup withholding and FATCA withholding rules below, payments of interest on a note to any non-U.S. holder will not generally be subject to U.S. federal income or withholding tax provided we or the person otherwise responsible for withholding U.S. federal income tax from payments on the notes receives a required certification from the non-U.S. holder and the holder is not:

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  an actual or constructive owner of 10% or more of the total combined voting power of all our voting shares;

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  a controlled foreign corporation related, directly or indirectly, to us through share ownership;

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  a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of business; or

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  receiving such interest payments as income effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States.

        In order to satisfy the certification requirement, the non-U.S. holder must provide a properly completed Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable (or substitute Form W-8BEN or Form W-8BEN-E, or the appropriate successor form for either) under penalties of perjury that provides the non-U.S. holder's name and address and certifies that the non-U.S. holder is not a U.S. person. In a case where a security clearing organization, bank, or other financial institution holds the notes in the ordinary course of its trade or business on behalf of the non-U.S. holder, certification requires that we or the person who otherwise would be required to withhold U.S. federal income tax receive from the financial institution a certification under penalties of perjury that a properly completed Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable (or substitute Form W-8BEN or the appropriate successor form for either) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of such a form is furnished to the payor. Special rules apply to foreign partnerships, estates, and trusts, and in certain circumstances, certifications as to foreign status of partners, trust owners, or beneficiaries may have to be provided to our paying agent or to us. In addition, special rules apply to payments made through a qualified intermediary.

        A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax, currently at the rate of 30%, or lower applicable treaty rate, on payments of interest on the notes that are not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

        If the payments of interest on a note are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, in the case of certain applicable tax treaties, are attributable to a permanent establishment or fixed base maintained in the United States), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. If the non-U.S. holder is a corporation for U.S. federal income purposes, such payments also may be subject to a 30% branch profits tax. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to U.S. withholding tax so long as the holder provides us, or the person who otherwise would be required to withhold U.S. federal income tax, with the appropriate certification.

        Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

  Sale, exchange, or disposition

        Subject to the summaries of backup withholding and FATCA withholding rules below, any gain realized by a non-U.S. holder on the sale, exchange, retirement, or other disposition of a note generally will not be subject to U.S. federal income tax, unless:

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  such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained in the United States); or

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  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

        Proceeds from the disposition of a note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to interest paid on a note, although such proceeds generally are not subject to withholding tax.

  Information reporting and backup withholding

        Any payments of interest to a non-U.S. holder will generally be reported to the Internal Revenue Service and to the non-U.S. holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.

        Backup withholding and certain additional information reporting generally will not apply to payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established, provided that neither we nor the person who otherwise would be required to withhold U.S. federal income tax has actual knowledge or reason to know that the holder is, in fact, a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        The payment of the proceeds from the disposition of the notes by or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and backup withholding unless the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the notes (except to the extent attributable to accrued but unpaid interest) by or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the proceeds from the disposition of the notes by or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person (except to the extent attributable to accrued but unpaid interest), the Treasury regulations require information reporting, but not backup withholding, on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge or reason to know to the contrary.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder's U.S. federal income tax liability provided such holder furnishes the required information to the Internal Revenue Service in a timely manner.

Foreign Account Tax Compliance Act

        Pursuant to the Sections 1471 through 1474 of the Internal Revenue Code and United States Treasury regulations promulgated thereunder (commonly referred to as "FATCA"), for debt obligations issued or "significantly modified" after June 30, 2014, a separate U.S. withholding tax is imposed at the rate of 30% on payments of interest made after that date, and on the gross proceeds from the sale or other taxable disposition of such debt obligations (including at maturity) on or after January 1, 2017, made to non-U.S. financial institutions and certain other non-U.S. non-financial entities (including, in some instances, where such an entity is acting as an intermediary) that fail to comply with certain information reporting obligations and are not eligible for an exemption. If an amount in respect of U.S. withholding tax were to be deducted or withheld from interest or proceeds on the notes as a result of a holder's failure to comply with these rules or the presence in the payment chain of an intermediary that does not comply with these rules, neither we nor any paying agent nor any other person would be required to pay additional amounts as a result of the deduction or withholding of such tax. Certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the type of information reporting required under FATCA. While the existence of such agreements will not eliminate the risk that the notes will be subject to withholding, these agreements are expected to reduce the risk of the withholding for investors in (or indirectly holding notes through financial institutions in) those countries. Holders should consult their own tax advisors regarding FATCA and whether it may be relevant to their purchase, ownership and disposition of the notes.

UNDERWRITING

        We are offering the notes described in this prospectus supplement through a number of underwriters. Barclays Capital Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed to severally purchase, the aggregate principal amount of notes listed next to its name in the following table:

Underwriters	Principal Amount of Notes due 2020	Principal Amount of Notes due 2022	Principal Amount of Notes due 2025
Barclays Capital Inc.	$	$	$
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
SG Americas Securities, LLC

Total	$	$	$

        The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the notes if they buy any of them. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

        The underwriters have advised us that they propose initially to offer the notes to the public for cash at the public offering prices set forth on the cover of this prospectus supplement, and to certain dealers at such prices less concessions not in excess of        % of the principal amount of the 2020 Notes,        % of the principal amount of the 2022 Notes and         % of the principal amount of the 2025 Notes. The underwriters may allow, and such dealers may reallow, concessions not in excess of        % of the principal amount of the 2020 Notes,        % of the principal amount of the 2022 Notes and        % of the principal amount of the 2025 Notes to certain other dealers. After the public offering of the notes, the public offering prices and other selling terms may be changed.

        The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our expenses in offering the notes. Abbott estimates that it will spend approximately $            for printing, registration fees, rating agency fees and other expenses (other than estimated discounts of the underwriters) related to the offering of the notes.

        We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

        The notes are new issues of securities with no established trading markets. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes of each series after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected.

        In connection with the offering of the notes, the representatives may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the representatives may overallot in connection with the offering, creating a short position. In addition, the representatives may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the prices of the notes. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market prices of the notes. The representatives will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

  (a)
  to any legal entity that is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant underwriter of underwriters nominated by us for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of any notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospective Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe any notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

        Each underwriter has represented and agreed, that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the "FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

        The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law") and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL OPINIONS

        Certain legal matters in connection with the offering of the notes will be passed upon for Abbott by John A. Berry, Esq., Abbott's Divisional Vice President, Associate General Counsel and Assistant Secretary, and by Mayer Brown LLP, Chicago, Illinois, and for the underwriters by Davis Polk & Wardell LLP, New York, New York.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated herein by reference from Abbott's Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Abbott's internal control over financial reporting as of December 31, 2014 (excluding the internal control over financial reporting of the acquired CFR Pharmaceuticals S.A. business excluded from the scope of management's assessment), have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports, which as to the report on the effectiveness of Abbott's internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of the acquired CFR Pharmaceuticals S.A. business from the scope of such firm's audit of internal control over financial reporting, incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements and the related financial statement schedules for the years ended December 31, 2013 and 2012 incorporated herein by reference from Abbott's Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and the related financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Abbott Laboratories

Debt Securities

        By this prospectus, Abbott may offer from time to time debt securities.

        Abbott will provide you with the specific terms and the public offering prices of these debt securities in one or more supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

        Investing in our debt securities involves a number of risks. You should carefully read and consider the risk factors included in our periodic reports, in any prospectus supplements relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission (the "Commission") and are incorporated herein by reference.

        Neither the Commission nor any state securities commission has approved or disapproved of these debt securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 5, 2015.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that Abbott filed with the Commission under the "shelf registration" process. Under this shelf registration process, Abbott may, from time to time, sell debt securities under this prospectus. This prospectus provides you with a general description of the debt securities Abbott may offer. Each time Abbott sells debt securities, Abbott will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        As used in this prospectus, "Abbott" refers to Abbott Laboratories, an Illinois corporation, or Abbott Laboratories and its consolidated subsidiaries, as the context requires.

ABBOTT LABORATORIES

        Abbott Laboratories is an Illinois corporation, incorporated in 1900. Abbott's principal business is the discovery, development, manufacture and sale of a broad and diversified line of health care products. Abbott's products are generally sold directly to retailers, wholesalers, hospitals, health care facilities, laboratories, physicians' offices and government agencies throughout the world.

        Abbott has four reportable segments: Established Pharmaceutical Products, Diagnostic Products, Nutritional Products, and Vascular Products.

        Prior to January 1, 2013, Abbott had five reportable segments, which included Proprietary Pharmaceutical Products. On January 1, 2013, Abbott completed the separation of its research-based proprietary pharmaceuticals business through the distribution of the issued and outstanding common stock of AbbVie Inc. ("AbbVie") to Abbott's shareholders. AbbVie was formed to hold Abbott's research-based proprietary pharmaceuticals business and, as a result of the distribution, became an independent public company trading under the symbol "ABBV" on the New York Stock Exchange.

        On September 26, 2014, Abbott completed its acquisition of approximately 99.9% of the ordinary shares of CFR Pharmaceuticals, S.A., a Latin American pharmaceutical company, for approximately $2.9 billion, in cash.

        On February 27, 2015, Abbott completed the sale of its developed markets branded generics pharmaceuticals business, which was previously included in the Established Pharmaceutical Products segment, to Mylan Inc. for 110 million shares of Mylan N.V., a newly formed entity that combined Mylan's existing business with Abbott's developed markets branded generics pharmaceuticals business. Abbott retained the branded generics pharmaceuticals business and products of its Established Pharmaceutical Products segment in emerging markets.

        Established Pharmaceutical Products—International sales of a broad line of branded generic pharmaceutical products.

        Diagnostic Products—Worldwide sales of diagnostic systems and tests for blood banks, hospitals, commercial laboratories and alternate-care testing sites. For segment reporting purposes, the Core Laboratories Diagnostics, Molecular Diagnostics, Point of Care and Ibis Diagnostics divisions are aggregated and reported as the Diagnostic Products segment.

        Nutritional Products—Worldwide sales of a broad line of adult and pediatric nutritional products.

        Vascular Products—Worldwide sales of coronary, endovascular, structural heart, vessel closure and other medical device products.

        Abbott's non-reportable segments include the Diabetes Care and Medical Optics segments.

        Abbott purchases, in the ordinary course of business, raw materials and supplies essential to Abbott's operations from numerous suppliers in the United States and abroad.

        Abbott's corporate offices are located at 100 Abbott Park Road, Abbott Park, Illinois 60064-6400, and the telephone number is (224) 667-6100.

        Abbott also maintains an Internet site at www.abbott.com. Abbott's website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

USE OF PROCEEDS

        Unless otherwise specified in the prospectus supplement in connection with a particular offering, Abbott will use the net proceeds from the sale of the debt securities for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

        The debt securities will be issued under an indenture between Abbott and U.S. Bank National Association, as trustee. The following is a summary of the material provisions of the indenture and is qualified in its entirety by the provisions of the indenture, including definitions of certain terms used in the indenture. Wherever Abbott refers to particular sections or defined terms of the indenture, those sections or defined terms are incorporated by reference in this prospectus or prospectus supplement. You should review the form of indenture that is incorporated by reference as an exhibit to the registration statement, of which this prospectus forms a part, for additional information.

        The following summarizes certain general terms and provisions of the debt securities. Each time Abbott offers debt securities, the prospectus supplement relating to that offering will describe the terms of the debt securities Abbott is offering.

General

        Abbott may issue debt securities from time to time in one or more series without limitation as to aggregate principal amount. The debt securities will be Abbott's unsecured and unsubordinated obligations and will rank equally and ratably with Abbott's other unsecured and unsubordinated obligations.

        Unless otherwise indicated in the prospectus supplement, principal of, premium, if any, and interest on the debt securities will be payable, and the transfer of debt securities will be registrable, at any office or agency maintained by Abbott for that purpose. The debt securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the applicable prospectus supplement, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of the debt securities, but Abbott may require you to pay a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange.

        The prospectus supplement will describe the following terms of the debt securities Abbott is offering:

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  the title of the debt securities;

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  any limit on the aggregate principal amount of the debt securities;

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  the date or dates on which the principal of the debt securities is payable;

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  the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, or the method by which the rate or rates will be determined, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable, and the regular record date for the interest payable on any interest payment date;

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  the place or places where the principal of and any premium and interest on the debt securities will be payable;

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  the person who is entitled to receive any interest on the debt securities, if other than the record holder on the record date;

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  the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at the option of Abbott;

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  the obligation, if any, of Abbott to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which and the terms and conditions upon which Abbott will redeem, purchase or repay, in whole or in part, the debt securities pursuant to such obligation;

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  the currency, currencies or currency units in which Abbott will pay the principal of and any premium and interest on any debt securities, if other than the currency of the United States of America and the manner of determining the equivalent in U.S. currency;

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  if the amount of payments of principal of or any premium or interest on any debt securities may be determined with reference to an index or formula, the manner in which such amounts will be determined;

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  if the principal of or any premium or interest on any debt securities is to be payable, at Abbott's election or at the election of the holder, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the debt securities as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made;

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  if other than the debt securities' principal amount, the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of the maturity;

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  the applicability of the provisions described in the section of this prospectus captioned, "Defeasance and Covenant Defeasance";

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  if the debt securities will be issued in whole or in part in the form of a book-entry security as described in the section of this prospectus captioned "Book-Entry Securities," the depository Abbott appointed or its nominee with respect to the debt securities and the circumstances under which the book-entry security may be registered for transfer or exchange or authenticated and delivered in the name of a person other than the depository or its nominee; and

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  any other terms of the debt securities.

        Abbott may offer and sell the debt securities as original issue discount securities at a substantial discount below their stated principal amount. The prospectus supplement will describe the federal income tax consequences and other special considerations applicable to original issue discount securities and any debt securities the federal tax laws treat as having been issued with original issue discount. "Original issue discount securities" means any debt security that provides for an amount less than its principal amount to be due and payable upon the declaration of acceleration of the maturity of the debt security upon the occurrence and continuation of an "Event of Default."

        The indenture does not contain covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence.

Book-Entry Securities

        The debt securities will be represented by one or more global securities. Unless otherwise indicated in the prospectus supplement, the global security representing the debt securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, New York, New York, or other successor depository Abbott appoints and registered in the name of the depository or its nominee. The debt securities will not be issued in definitive form unless otherwise provided in the prospectus supplement.

        DTC will act as securities depository for the debt securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered global securities certificate will be issued for each issue of debt securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act"). DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC's participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of debt security certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC Rules applicable to its participants are on file with the Commission.

        Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

        To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC's records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to debt securities unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to Abbott as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        Redemption proceeds, distributions, and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from Abbott or the trustee, on payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the trustee, or Abbott, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Abbott or the trustee, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

        A beneficial owner shall give notice to elect to have its debt securities purchased or tendered, through its participant, to tender agent, and shall effect delivery of such debt securities by causing the direct participant to transfer the participant's interest in the debt securities, on DTC's records, to tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the debt securities are transferred by direct participants on DTC's records and followed by a book-entry credit of tendered debt securities to tender agent's DTC account.

        DTC may discontinue providing its services as depository with respect to the debt securities at any time by giving reasonable notice to Abbott or the trustee. Under such circumstances, in the event that a successor depository is not obtained, debt security certificates are required to be printed and delivered.

        Abbott may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered to DTC.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Abbott believes to be reliable, but Abbott takes no responsibility for the accuracy thereof.

Certain Covenants of the Company

        Restrictions on Secured Debt.    Unless otherwise provided in the prospectus supplement with respect to any series of the debt securities, if Abbott or any domestic subsidiary incurs, issues, assumes or guarantees any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness and that indebtedness is secured by a mortgage on any principal domestic property or on any shares of stock or debt of any domestic subsidiary, Abbott will secure, or cause its domestic subsidiary to secure, the outstanding debt securities equally and ratably with, or prior to, that indebtedness, so long as that indebtedness is to be secured. Abbott is not required to secure the debt securities, however, if, after securing such debt securities, the aggregate amount of all such secured indebtedness, together with all attributable debt in respect of sale and leaseback transactions involving principal domestic properties (other than sale and leaseback transactions permitted pursuant to the second bullet under the heading "Restrictions on Sales and Leasebacks" below), would not exceed 15% of Abbott's consolidated net assets. This restriction will not apply to, and there shall be excluded in computing secured indebtedness for the purpose of this restriction, indebtedness secured by:

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  mortgages on property of, or on any shares of stock or debt of, any person existing at the time that person becomes a domestic subsidiary;

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  mortgages in favor of Abbott or any subsidiary thereof;

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  mortgages in favor of U.S. or foreign governmental bodies to secure partial, progress, advance or other payments;

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  mortgages on property, shares of stock or debt existing at the time of acquisition thereof, including acquisition through merger or consolidation;

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  mortgages to secure the payment of all or any part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure debt incurred to provide funds for any such purpose, provided that the commitment of the creditor to extend the credit secured by any such mortgage is obtained not later than 365 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property;

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  with respect to each series of debt securities, mortgages existing on the first date on which such series of debt securities is authenticated by the trustee;

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  mortgages incurred in connection with pollution control, industrial revenue or similar financings;

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  mortgages created in substitution of or as replacements for any mortgages referred to in the foregoing list, inclusive, provided that, based on a good faith determination of an officer of Abbott, the property encumbered under any such substitute or replacement mortgage is substantially similar in nature to the property encumbered by the otherwise permitted mortgage which is being replaced; and

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  any extension, renewal or replacement of any debt secured by any mortgage referred to in the foregoing list, inclusive; provided, that such extension, renewal or replacement mortgage is limited to all or a part of the same property, shares of stock or debt that secured such mortgage and the debt secured by such mortgage at such time is not increased (other than by an amount equal to any related financing costs and, where an additional principal amount of debt is incurred to provide funds for the completion of a specific project that is subject to a mortgage securing the debt being extended, refinanced or renewed, by an amount equal to such additional principal amount).

        Restrictions on Sales and Leasebacks.    Unless otherwise provided in the prospectus supplement with respect to any series of the debt securities, neither Abbott nor any domestic subsidiary may enter into any sale and leaseback transaction involving any principal domestic property, the acquisition or completion of construction and commencement of full operation of which has occurred more than 180 days prior thereto, unless:

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  Abbott or the domestic subsidiary could incur debt secured by a mortgage on the property under the restrictions described above under "Restrictions on Secured Debt" in an amount equal to the attributable debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities; or

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  Abbott, within 180 days after the sale or transfer by Abbott or any domestic subsidiary, applies to the retirement of Abbott's funded debt, which is defined as indebtedness for borrowed money having a maturity of, or by its terms extendible for, a period of more than 12 months after the date of determination of the amount, an amount equal to the greater of:

  (1)
  the net proceeds of the sale of the principal domestic property sold and leased under such arrangement; or

  (2)
  the fair market value of the principal domestic property sold and leased, subject to credits for certain voluntary retirements of funded debt.

        The following are the meanings of terms that are important in understanding the restrictive covenants of Abbott:

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  "attributable debt" means the present value (discounted at the rate of 8% each year compounded monthly) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months.

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  "consolidated net assets" means the aggregate amount of assets, less reserves and other deductible items, after deducting current liabilities, as shown on Abbott's consolidated balance sheet contained in the latest quarterly report to Abbott's stockholders and prepared in accordance with generally accepted accounting principles. The calculation of "consolidated net assets" shall give pro forma effect to any acquisition by or disposition of assets in excess of $500,000,000 of Abbott or any of its subsidiaries that occurred since the end of such fiscal quarter, as if such acquisition or disposition had occurred on the last day of such fiscal quarter.

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  "domestic subsidiary" means a subsidiary of Abbott that transacts substantially all of its business or maintains substantially all of its property within the United States, excluding its territories, possessions and Puerto Rico, except a subsidiary that (1) is engaged primarily in financing operations outside of the United States or in leasing personal property or financing inventory, receivables or other property or (2) does not own a principal domestic property.

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  "mortgage" means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

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  "person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

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  "principal domestic property" means any building, structure or other facility, together with the land on which it is erected and fixtures comprising a part of it, used primarily for manufacturing, processing, research, warehousing or distribution, located in the United States, excluding its territories, possessions and Puerto Rico, owned or leased by Abbott or any of its domestic subsidiaries and having a net book value which, on the date the determination as to whether a property is a principal domestic property is being made, is in excess of 2% of Abbott's consolidated net assets, other than any such building, structure or other facility or a portion thereof which is an air or water pollution control facility financed by state or local governmental obligations or which Abbott's chairman of the board, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer, treasurer or assistant treasurer determine in good faith, at any time on or prior to such date, is not of material importance to the total business conducted or assets owned by Abbott and its subsidiaries as an entirety.

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  "subsidiary" means any person which is a corporation, partnership, joint venture, limited liability company, trust or estate, and of which Abbott directly or indirectly owns or controls stock or other interests, which under ordinary circumstances, not dependent upon the happening of a contingency, has the voting power to elect a majority of such person's board of directors, managers, trustees or equivalent. The term does not include any person that does not own a principal domestic property if Abbott's chairman of the board, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer or treasurer determine in good faith that Abbott's existing aggregate investments, including those of its domestic subsidiaries, in the person are not of material importance to the total business conducted, or assets owned, by Abbott or its subsidiaries, as an entirety.

Events of Default

        With respect to a series of debt securities, any one of the following events will constitute an event of default under the indenture:

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  failure to pay any interest or premium on any debt security of that series when due, continued for 30 days;

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  failure to pay principal of any debt security of that series when due;

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  failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

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  Abbott's failure to perform, or breach of, any other covenant or warranty in the indenture, other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series, continued for 90 days after written notice as provided in the indenture;

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  certain events involving the bankruptcy, insolvency or reorganization of Abbott; or

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  any other event of default provided with respect to debt securities of that series.

        If any event of default (other than an event of default involving an event of bankruptcy, insolvency or reorganization of Abbott) occurs and continues, either the trustee or the holders of at least 25 percent in principal amount of the outstanding debt securities of that series may declare the principal amount or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of those debt securities, of all the debt securities of that series to be due and payable immediately by a notice in writing to Abbott, and to the trustee if given by holders. The principal amount (or specified amount) will then be immediately due and payable. If an event of default involving an event of bankruptcy, insolvency or reorganization of Abbott occurs, the principal of all the debt securities then outstanding or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of those debt securities, will become immediately due and payable without any action on the part of the trustee or any holder. After acceleration, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

        Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities. The prospectus supplement relating to any series of debt securities that are original issue discount securities will contain the particular provisions relating to acceleration of the stated maturity of a portion of the principal amount of that series of original issue discount securities upon the occurrence and continuation of an event of default.

        The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer the trustee reasonable security or indemnity. Generally, the holders of a majority in aggregate principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

        A holder of any series of debt securities will not have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy, unless:

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  the holder has previously given to the trustee written notice of a continuing event of default;

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  the holders of at least 25 percent in principal amount of the debt securities of that series have made written request to the trustee to institute such proceeding as trustee;

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  the trustee has not instituted proceedings within 60 days after receipt of such notice; and

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  the trustee shall not have received from the holders of a majority in aggregate principal amount of the debt securities of that series a direction inconsistent with such request during the 60 day period.

However, these limitations do not apply to a suit instituted by a holder for enforcement of payment of the principal of and premium, if any, or interest on its debt securities on or after the respective due dates.

        Abbott is required to furnish to the trustee annually a statement as to its performance of certain obligations under the indenture and as to any default.

Modification and Waiver

        Abbott and the trustee may modify and amend the indenture with the consent of the holders of not less than the majority in aggregate principal amount of the outstanding debt securities of each series which is affected. Neither Abbott nor the trustee may, however, modify or amend the indenture without the consent of the holders of all debt securities affected if such action would:

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  change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

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  reduce the principal amount of, or the premium payable upon redemption, if any, or, except as otherwise provided in the prospectus supplement, interest on, any debt security, including in the case of an original issue discount security the amount payable upon acceleration of the maturity;

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  change the place or currency of payment of principal of, premium, if any, or interest on any debt security;

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  impair the right to institute suit for the enforcement of any payment on any debt security on or after the stated maturity thereof, or in the case of redemption, on or after the redemption date;

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  reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

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  modify certain provisions of the indenture, except to increase any percentage of principal amount whose holders are required to approve any change to such provision or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder affected.

        The holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive compliance by Abbott with certain restrictive provisions of the indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive any past default under the indenture, except (1) a default in the payment of principal, premium or interest and (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of those holders of each outstanding debt security of that series who were affected.

Consolidation, Merger and Sale of Assets

        Abbott may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

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  the person formed by that consolidation or into which Abbott is merged or the person which acquires by conveyance or transfer, or which leases, Abbott's properties and assets substantially as an entirety is a corporation, limited liability company or partnership organized under the laws of the United States of America, any State or the District of Columbia, and expressly assumes Abbott's obligations on the debt securities under a supplemental indenture;

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  immediately after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing;

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  if Abbott's properties or assets become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the indenture, Abbott or such successor, as the case may be, takes the necessary steps to secure the debt securities equally and ratably with, or prior to, all indebtedness secured thereby; and

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  Abbott has delivered to the trustee an officers' certificate and an opinion of counsel stating compliance with these provisions.

Defeasance and Covenant Defeasance

        The indenture provides, unless otherwise indicated in the prospectus supplement relating to that particular series of debt securities, that, at Abbott's option, Abbott:

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  will be discharged from any and all obligations in respect of the debt securities of that series, except for certain obligations to register the transfer of or exchange of debt securities of that series, replace stolen, lost or mutilated debt securities of that series, maintain paying agencies and hold moneys for payment in trust; or

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  need not comply with certain restrictive covenants of the indenture, including those described in the section of the prospectus captioned, "Certain Covenants of the Company," and the occurrence of an event described in the fourth bullet point in the section of the prospectus captioned, "Event of Default" will no longer be an event of default, in each case, if Abbott deposits, in trust, with the trustee money or U.S. Government Obligations, which through the payment of interest and principal in accordance with their terms will provide money, in an amount sufficient to pay all the principal of and premium, if any, and interest on the debt securities of that series on the dates such payments are due, which may include one or more redemption dates that Abbott designates, in accordance with the terms of the debt securities of that series.

        Abbott may establish this trust only if, among other things:

  •
  no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the indenture shall have occurred and is continuing on the date of the deposit or insofar as an event of default resulting from certain events involving Abbott's bankruptcy or insolvency at any time during the period ending on the 121st day after the date of the deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to Abbott in respect of the deposit;

  •
  the defeasance will not cause the trustee to have any conflicting interest with respect to any other of Abbott's securities or result in the trust arising from the deposit to constitute, unless it is qualified as, a "regulated investment company";

  •
  the defeasance will not result, in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which Abbott is a party or by which Abbott is bound; and

  •
  Abbott has delivered an opinion of counsel to the effect that the beneficial owners will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax in the same manner as if the defeasance had not occurred, which opinion of counsel, in the case of the first item above, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to Abbott, or otherwise a change in applicable federal income tax law occurring after the date of the indenture.

If Abbott fails to comply with its remaining obligations under the indenture after a defeasance of the indenture with respect to the debt securities of any series as described under the second item of the first sentence of this section and the debt securities of such series are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. Abbott will, however, remain liable for those payments.

Concerning the Trustee

        U.S. Bank National Association will serve as the trustee under the indenture. The trustee performs services for Abbott in the ordinary course of business.

LEGAL OPINIONS

        Certain legal matters in connection with the debt securities offered hereby will be passed upon for Abbott by Mayer Brown LLP, Chicago, Illinois, and for the underwriters, dealers and agents, if any, by Davis Polk & Wardwell LLP, New York, NY. The opinions of Mayer Brown LLP and Davis Polk & Wardwell LLP may be conditioned upon, and may be subject to certain assumptions regarding, future action required to be taken by Abbott and any underwriter(s), dealer(s) or agent(s) in connection with the issuance and sale of any debt securities. The opinions of Mayer Brown LLP and Davis Polk & Wardwell LLP with respect to debt securities may be subject to other conditions and assumptions, as indicated in the prospectus supplement.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this registration statement by reference from Abbott's Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Abbott's internal control over financial reporting as of December 31, 2014 (excluding the internal control over financial reporting of the acquired CFR Pharmaceuticals S.A. business excluded from the scope of management's assessment), have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports, which as to the report on the effectiveness of Abbott's internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of the acquired CFR Pharmaceuticals S.A. business from the scope of such firm's audit of internal control over financial reporting, incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements and the related financial statement schedules for the years ended December 31, 2013 and 2012 incorporated in this registration statement by reference from Abbott's Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and the related financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Abbott files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any document Abbott files with the Commission at the Commission's public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Abbott's Commission filings are also available to the public on the Commission's web site at http://www.sec.gov. Abbott's common shares are listed on the New York Stock Exchange, the Chicago Stock Exchange, the London Stock Exchange and the Swiss Stock Exchange, and information about Abbott also is available there.

        This prospectus is part of a registration statement that Abbott filed with the Commission. The Commission allows Abbott to "incorporate by reference" the information Abbott files with the Commission. This means that Abbott can disclose important information to you by referring you to other documents that Abbott identifies as part of this prospectus. The information incorporated by reference is considered to be part of this prospectus. Abbott incorporates by reference the documents listed below:

  •
  Annual Report on Form 10-K for the year ended December 31, 2014.

  •
  Information from the Proxy Statement on Schedule 14A filed on March 14, 2014 that is incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2013.

  •
  Current Report on Form 8-K filed on February 27, 2015.

Abbott also incorporates by reference any future filings it makes with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of this registration statement and before Abbott has terminated the offering. Abbott's subsequent filings with the Commission will automatically update and supersede information in this prospectus.

        You may obtain a copy of these filings at no cost by writing to or telephoning Abbott at the following address and telephone number:

    Abbott Laboratories
    100 Abbott Park Road
    Abbott Park, Illinois 60064-6020
    Attention: Hubert L. Allen
    Executive Vice President, General Counsel and Secretary
    and General Counsel
    Phone: (224) 668-6856

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. Abbott has not authorized anyone else to provide you with different information. This prospectus is an offer to sell or buy only the debt securities described in this document, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current and accurate only as of the date of this prospectus.

$

Abbott Laboratories

$                            % Notes due 2020

$                            % Notes due 2022

$                            % Notes due 2025

PROSPECTUS SUPPLEMENT
                    , 2015

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	J.P. Morgan	Morgan Stanley
(All Notes)	(All Notes)	(All Notes)	(All Notes)

BNP PARIBAS	Deutsche Bank Securities	SOCIETE GENERALE
(2020 Notes)	(2025 Notes)	(2022 Notes)